Exhibit 99.1

NEWS RELEASE

Contact:
Frank Greinke, Chairman and CEO
fgreinke@ufeonline.com / 432-571-8000

Lisa Elliott / IR Counsel — DRG&E
FOR IMMEDIATE RELEASE	lelliott@drg-e.com / 713-529-6600
UNITED FUEL & ENERGY REPORTS RESULTS
FOR THE THIRD QUARTER OF 2008
Orange, CA — November 17, 2008 — United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three months ended September 30, 2008.
Highlights:
•	Total revenue for the third quarter of 2008 increased 137% to $231.0 million compared to total revenue of $97.4 million for the third quarter of 2007.

•	Operating income was $3.0 million in the third quarter of 2008 as compared to a loss of $1.6 million in the 2007 comparable quarter.

•	Net income was $75,000 for the third quarter of 2008, versus a net loss of $(1.8) million for the same period in 2007. Net loss available to common stockholders, net of a $253,000 preferred stock dividend, was $(178,000) for the third quarter of 2008, versus a net loss available to common stockholders, net of a $252,000 preferred stock dividend, of $(2.1) million for the same period in 2007.

•	Basic and diluted loss per share in the third quarter of 2008 was $0.00, compared to net loss of $(0.14) per diluted share for the third quarter of 2007.

•	EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the third quarter of 2008 was $3.8 million, compared to EBITDA loss of $(0.9) million in the third quarter of 2007. A reconciliation of EBITDA to net income is provided at the end of this release.
          “We showed solid improvement in the third quarter as we began to see the financial impact of our programs to reduce costs, manage cash and improve operating profitability,” said Frank Greinke, United Fuel & Energy’s Chairman and Chief Executive Officer. “We were pleased to have achieved the substantially higher margin on sales during the third quarter. As fuel prices have declined, we have been able to make attractive product purchases. Lower product prices also provided better flexibility to manage our vendor credit facilities. Also, our revolving line of credit with our lender was increased to $85 million in the July 2008.
     “We continued to focus on reducing low margin sales, selling non-producing assets and closely monitoring customer credit,” added Greinke. “We have completed the relocation of our headquarters, re-aligned our business units, shifted the way we classify our expenses to better manage costs, as well as worked to instill and support a culture of operating excellence. With these new initiatives in place, our results for the month of September were very solid and we are encouraged that this trend can continue. We believe that we now have a much more efficient platform from which to continue to improve profitability and shareholder value.”
Third Quarter Results
     Total revenue for the third quarter of 2008 increased 137% to $231.0 million compared to total revenue of $97.4 million for the third quarter of 2007. The $133.6 million increase in revenue was primarily due to a 66% increase in sales volumes to 62.5 million gallons, and a 41.9% increase in selling prices for fuel and lubricant products. The acquisition of Cardlock Fuels System, Inc. (CFS), effective October 5, 2007 accounted for a significant part of the increase in sales volumes. Sequentially, total revenue in the third quarter of 2008, declined 4% due to a 3% lower selling price for fuel and a smaller reduction in volumes compared to the second quarter of 2008.
     Cost of sales in the third quarter of 2008 increased $124.3 million to $211.8 million, as compared to $87.6 million for the same period in 2007. This increase was primarily due to the large increase in sales volumes and the increase in product prices, and thus the cost of the product purchases as a result of the CFS acquisition. Product prices averaged $3.39 per gallon for the 2008 period as compared to $2.33 per gallon for the comparative 2007 period. Average sales prices per gallon were down sequentially in the third quarter of 2008 at $3.66 per gallon versus average sales prices in the second quarter of 2008 of $3.76 per gallon. Gross profit increased 96% to $19.2 million in the third quarter of 2008 compared to $9.8 million in the third quarter of 2007 and increased 26% compared to $15.3 million in the second quarter of 2008.
     Total expenses increased to $16.2 million in the third quarter of 2008 compared to total expenses of $11.4 million in the prior year’s third quarter. Total expenses per gallon sold decreased to $0.24 for the third quarter of 2008 from $0.28 for the corresponding period in 2007 primarily due to the increase in volumes sold of approximately 25 million gallons, which allowed for better efficiency. The increase in third quarter total expenses is primarily attributable to added costs of personnel, fleet, facilities costs and travel associated with the operations that were acquired in 2007. Sequentially, total expenses declined from $19.2 million to $16.2 million, or 16%, from the second quarter of 2008 that included $4.0 million in special items.

     Operating income was $3.0 million in the third quarter of 2008 as compared to a loss of $1.6 million in the 2007 comparable quarter, a $4.6 million increase. Income before taxes of $0.8 million, or $0.01 per gallon, in the third quarter of 2008 as compared to a loss before taxes of $(1.1) million, or $(0.03) per gallon, for the same period of 2007.
     Net income was $75,000 for the third quarter of 2008, versus a net loss of $(1.8) million for the same period in 2007. Net loss available to common stockholders, net of a $253,000 preferred stock dividend, was $(178,000) for the third quarter of 2008, versus a net loss available to common stockholders, net of a $252,000 preferred stock dividend, was $(2.1) million for the same period in 2007. Basic and diluted loss per share in the third quarter of 2008 was $(0.00) on weighted average diluted shares outstanding of 40.3 million, compared to net loss of $(0.14) per diluted share for the third quarter of 2007 on weighted average diluted shares outstanding of 14.8 million.
     EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the third quarter of 2008 was $3.8 million, compared to EBITDA loss of $(0.9) million in the third quarter of 2007. A reconciliation of EBITDA to net income is provided at the end of this release.
Conference Call
United Fuel will host a conference call to discuss its 2008 third quarter results and recent developments at 2:00 p.m. Eastern (1:00 p.m. Central) Monday, November 17, 2008. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2125 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through November 24, 2008, and may be accessed by calling (303) 590-3000 and using the pass code 11122550#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.
About United Fuel & Energy Corporation
United Fuel & Energy is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. As a part of its long range plan, United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.
United Fuel currently engages in the following activities:
•	Card-lock operation (unattended re-fueling of commercial vehicles).

•	Wholesale fuels and lubricants (to commercial customers).

•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 18 branch locations and approximately 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.
Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.
Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.
By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.
EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of net income to EBITDA follows:
Reconciliation of Net Income to EBITDA (in thousands)

	Quarters ended September 30,
	2008	2007
Net income (loss) applicable to common	$(178)	$(2,096)
Preferred stock dividend	253	252

Net income (loss)	75	(1,844)
Plus:
Depreciation and amortization	938	712
Interest expense	2,053	1,346
Income tax expense (benefit)	731	(1,090)

EBITDA	$3,797	$(876)

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$637	$4,096
Accounts receivable, net of allowance for doubtful accounts	88,593	91,031
Other receivables	1,549	421
Inventories, net of allowance	13,682	16,512
Prepaid and other current assets	1,181	1,738
Asset held for sale	634	—
Deferred tax asset, net	1,017	417

Total current assets	107,293	114,215

PROPERTY, PLANT AND EQUIPMENT, net	37,661	41,606

OTHER ASSETS
Cash value of life insurance	2,902	2,839
Goodwill	26,172	24,844
Debt issuance costs, net	1,331	1,857
Deferred tax assets, non-current, net	2,999	2,626
Other long-term assets	1,261	1,439

Total other assets	34,665	33,605

	$179,619	$189,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt, other	$3,547	$3,605
Accounts payable	27,367	25,602
Accounts payable to related parties	12,903	21,563
Accrued and other current liabilities	6,424	4,755
Accrued income taxes	—	1,563

Total current liabilities	50,241	57,088

OTHER LIABILITIES
Long-term debt – revolving line of credit	69,928	68,655
Long-term debt, other less current maturities	8,961	11,896
Life insurance policy borrowings	2,860	—
Other liabilities	1,614	1,718

Total other liabilities	83,363	82,269

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	40	40
Paid-in capital	54,662	53,987
Retained deficit	(8,687)	(3,958)

Total stockholders’ equity	46,015	50,069

	$179,619	$189,426

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues
Sales	$228,686	$96,836	$675,755	$260,185
Other	2,320	522	4,606	2,802

Total revenues	231,006	97,358	680,361	262,987

Cost of sales	211,835	87,574	630,449	230,998

Gross profit	19,171	9,784	49,912	31,989

Expenses
Operating	9,393	6,435	24,198	17,571
General and administrative	5,848	4,259	23,590	11,633
Depreciation, amortization and accretion	938	712	2,746	1,905

Total expenses	16,179	11,406	50,534	31,109

Operating income (loss)	2,992	(1,622)	(622)	880

Other income (expense)
Interest expense	(2,053)	(1,346)	(5,618)	(3,599)
Amortization of debt issuance costs	(315)	(98)	(526)	(325)
Loss on disposal of assets	(326)	—	(326)	—
Other income, net	508	132	1,423	308

Total other expense	(2,186)	(1,312)	(5,047)	(3,616)

Income (loss) before income taxes	806	(2,934)	(5,669)	(2,736)

Income tax expense (benefit)	731	(1,090)	(1,688)	(977)

Net income (loss)	$75	$(1,844)	$(3,981)	$(1,759)

Cumulative preferred stock dividend	$253	$252	$748	$760

Net loss available to common stockholders	$(178)	$(2,096)	$(4,729)	$(2,519)

Net loss per common share available to common stockholders:
Basic and diluted	$—	$(0.14)	$(0.12)	$(0.18)

Weighted average common shares outstanding:
Basic and diluted	40,269	14,794	40,236	14,330

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